UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2006

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
              On June 27, 2006, Nextel Mexico, our Mexican subsidiary, entered into an Amended and Restated Credit Agreement dated as of June 27, 2006 (the “Amended Credit Agreement”) by and among Nextel Mexico, as borrower, the financial institutions parties thereto, as lenders, Citibank, N.A., as administrative agent, Citigroup Global Markets, Inc., as bookrunner and joint lead arranger, Scotiabank Inverlat, S.A., Institucion, Grupo Financiero Scotiabank Inverlat, as bookrunner and syndication agent, and ABN Amro Bank N.V., as bookrunner and documentation agent. The Amended Credit Agreement amended and restated the Credit Agreement dated as of October 27, 2004 (the “Original Credit Agreement”) by and among such parties.
              In general, the Amended Credit Agreement made the following material modifications to the Original Credit Agreement, which modifications became effective as of June 27, 2006:
•	Reduced the applicable interest rates for loans made under the facility by approximately 112 basis points;

•	Increased Nextel Mexico’s borrowing ability by approximately U.S. $60.0 million, which increased Nextel Mexico’s aggregate borrowing ability under the facility up to U.S. $296.9 million;

•	Extend the average life of Tranche A loans (U.S. dollar based loans with floating interest rates based on LIBOR) from four year loans whereby principal is amortized and paid during such period to five year loans whereby principal is paid at the end of such five year period;

•	Added a re-opening feature that enables Nextel Mexico to borrow additional funds after the original closing/funding of the loans; and

•	Provided covenant flexibility by excluding non-cash items from EBITDA calculations.

SIGNATURES
              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
Date: June 30, 2006	By:	/s/ Robert J. Gilker
Robert J. Gilker
Vice President, General Counsel and Secretary